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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        Mitchell                    Craig                             S.
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        (Last)                      (First)                        (Middle)

    c/o Morris Communications Corporation, 725 Broad Street
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                                   (Street)

       Augusta                      Georgia                           30901
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               2/9/00
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3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
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4.  Issuer Name and Ticker or Trading Symbol  Mediacom Communications
                                              Corporation
                                              MCCC
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    _X_ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)
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7.  Individual or Joint Group Filing (Check Applicable Line)

    __X_ Form Filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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Class A Common Stock         88,689             D
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Class A Common Stock     28,309,674             I           By Corporation (1)
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              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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Stock Options                  (2)      2/3/10  Class A Common Stock    30,000      $19.00                 D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) Represents shares held by Morris Communications Corporation. The Reporting Person is a director and Vice President, Finance and Treasurer of Morris Communications. The Reporting Person disclaims any beneficial ownership of the shares held by Morris Communications.

(2) The Reporting Person has been granted an option to purchase 30,000 shares of Class A Common Stock. The option becomes exercisable in three equal annual installments beginning February 3, 2001.

                              /s/ CRAIG S. MITCHELL                2/22/00
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                              **Signature of Reporting Person        Date


     * If the form is filed by more than one reported person, see Instruction 5(b)(v).

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.